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                        FiNet.com Announces
               Retirement of Chief Executive Officer

               Board of Directors Names Interim CEO


SAN RAMON, CA, December 15, 1999 - FiNet.com, Inc. (NASDAQ: FNCM) owner and operator of www. Finet.com, today announced the retirement of Mark L. Korell as Chairman, Chief Executive Officer and a Director effective January 15, 2000. A representative of the Board of Directors, Stephen J. Sogin, was named as interim Chief Executive Officer and member of a search committee to recruit a successor.

FiNet.com will aggressively focus its strategy on providing its leading edge technology to the over 36,000 mortgage brokers in the U.S, which represent 70% of the approximately one trillion mortgage originations done annually. Finet.com's unique technology platform and multi-lender application is uniquely positioned at dominating this space.

In commenting on his retirement, Mr. Korell stated "I am proud of our team's accomplishments over the last fifteen months. We stabilized the company's financial position and built the company into one of the nation's leading e-commence lending businesses. I look forward now to being able to spend more quality time with my family and charitable activities."


About FiNet.com, Inc.
FiNet.com, Inc. including its wholly owned subsidiaries, is a leading provider of e-commerce home financing services which facilitate home ownership, including a variety of technology-based products and automated services for consumers and mortgage broker businesses. FiNet.com, Inc. offers online financing solutions directly to consumers through its www.finet.com web site and to mortgage broker businesses through Monument Mortgage and its web site www.monument.com.

Safe Harbor
Certain statements in this press release, including statements regarding the anticipated development and expansion of the Company's business, and the intent, belief or current expectations of the Company, its directors or its officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.